Exhibit 99.1
NEWS
From:
STEWART INFORMATION SERVICES CORP.
P.O. Box 2029, Houston, Texas 77252-2029
http://www.stewart.com
Contact: Ted C. Jones, Director-Investor Relations
     (713) 625-8014          ted@stewart.com
Stewart® names J. Allen Berryman as new CFO
Berryman will succeed CFO Max Crisp upon his retirement
HOUSTON (Aug. 28, 2008) – Today, Stewart Information Services Corporation (NYSE-STC) announced that J. Allen Berryman has been appointed executive vice president, chief financial officer and secretary-treasurer of the company. Berryman will replace Max Crisp who will step down from these positions at Stewart effective Sept. 2, 2008 after more than 40 years of outstanding service. Crisp will remain with the company through a transition period.
“Allen is an experienced CFO with an impressive background of working with both private and public companies, and we are excited to have him join the management team,” said Dr. Douglas Hodo, chairman of the audit committee. “He is well equipped to provide strategic and functional leadership for the next phase of Stewart’s growth.”
Berryman has nearly 30 years of financial and operational experience with organizations ranging from privately-held entrepreneurial companies to a Fortune 500 company. He leaves a position as head of finance for Raleigh-based Cetero Research, one of the world’s largest providers of early clinical trial and bioanalytical laboratory services to pharmaceutical, biotechnology and generic drug companies. Prior to joining Cetero, Berryman spent nine years in the electronic payments industry, holding CFO and COO positions with Retriever Payment Systems and Telecheck International. He began his career as a CPA with the public accounting firm of Deloitte & Touche where he worked for 12 years.
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Crisp joined Stewart in 1965, having previously worked for Price Waterhouse & Co. He has been a member of Stewart Information Services Corporation’s board of directors since its inception in 1970 and served on its executive committee. He has also held the positions of executive vice president, chief financial officer and secretary-treasurer for Stewart Information Services Corporation. Under his leadership, Crisp accomplished five public offerings raising significant capital for the company.
Crisp will continue to serve the company as an officer of Stewart Title Guaranty Company and will assist in Berryman’s transition to CFO. Crisp will also maintain a position on the board of directors for the remainder of his term ending May 9, 2009.
“Max has provided exceptional leadership to this company and to our management. We are very grateful for his dedicated service during the past 40-plus years,” said Malcolm Morris, chairman and co-chief executive officer for Stewart Information Services Corporation. “Max has been an icon of Integrity for Stewart and we are fortunate that Max will continue in assisting us through the important transition to a new CFO,” added Stewart Morris, Jr., president and co-chief executive officer for Stewart Information Services Corporation.
About Stewart
Stewart Information Services Corp. (NYSE-STC), a customer-driven, technology-enabled, strategically competitive, real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries in the United States and international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at http://www.stewart.com.
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Statements in this news release that are not strictly historical may be deemed “forward-looking” statements which should be considered as subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, and the like, are incorporated by reference in the Stewart Information Services Corporation Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.